Exhibit 10.19

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of March 16, 2025, (the “Effective Date”), and as amended as of May 28, 2025, by and between MIRALOGX LLC, a Florida limited liability company located at 3014 West Palmira Ave., Suite 200, Tampa, FL 33629 (“Licensor”), and SKNY PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 3014 West Palmira Ave., Suite 302, Tampa, FL 33629 (“Licensee”). Licensor and Licensee are each herein referred to as “Party” and collectively as the “Parties.”

WHEREAS, Licensor is the owner of certain intellectual property pertaining to antiinflammatory compounds and associated pharmaceutical formulations and therapeutic treatment methods; and

WHEREAS, Licensee desires to commercially develop a drug product containing as an active agent 3a-isopropyl-2-methyl-6-propyl-3a,8b-dihydro-1H-cyclopenta[b] benzofuran-8-ol (sometimes referred to by the Parties as “T-55”) or a pharmaceutically acceptable salt, ester or ether thereof, and/or 8-hydroxy-3a-isopropyl-2-methyl-6-propyl3a,8b-dihydro-1H-cyclopenta[b]benzofuran-7-carboxylic acid (sometimes referred to by the Parties as “M308”) or a pharmaceutically acceptable salt, ester or ether thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1—DEFINITIONS

1.1 “Licensed Product” shall mean a drug product containing as an active agent 3aisopropyl-2-methyl-6-propyl-3a,8b-dihydro-1H-cyclopenta[b]benzofuran-8-ol or a pharmaceutically acceptable salt, ester or ether thereof (“T-55”), and/or 8-hydroxy-3aisopropyl-2-methyl-6-propyl-3a,8b-dihydro-1H-cyclopenta[b]benzofuran-7-carboxylic acid or a pharmaceutically acceptable salt, ester or ether thereof (“M308”).

1.2 “Patent Rights” shall mean the patent applications listed on the attached Schedule A and all patents, continuations, continuations-in-part, divisionals, reissues, substitutes, and reexamination certificates claiming priority thereto or issuing therefrom.

1.3 “Licensed Territory” shall mean the United States and its territories and possessions, Canada and Mexico.

1.4 “Sublicensee” shall mean any entity, whether a partnership, firm, company, corporation or otherwise to which Licensee grants a sublicense under the Patent Rights.

1.5 “Net Sales Price” shall mean the invoice price for Licensed Products sold in arm’s length sales or commercial transactions to a third party by Licensee, its affiliates, or any third party which acquired ownership of any Licensed Product from Licensee, less deductions for taxes, duties, and shipping charges separately stated on the invoice.

1.6 “Revenue” shall mean any and all revenue or other consideration received for a Licensed Product, including but not limited to, revenue or royalties from sales of Licensed Products, upfront revenue, milestone revenue, royalty income (e.g., running royalty or minimum royalty), license fees, and the market value at the time of transfer of all non-monetary consideration such as in-kind contribution valued in money in the country of disposition.

1.7 “Valid Claim” shall mean a claim in an unexpired Letters Patent under the Patent Rights which has not been held invalid or unenforceable by a court or tribunal of competent jurisdiction from which no further appeal can be taken or has been taken within the required time period.

1.8 “Field of Use” shall mean therapeutic treatments and other medical or health uses in humans and preclinical studies and activities of any kind conducted in furtherance of obtaining regulatory approval for and commercialization of human therapeutic treatments and uses. Except as required for obtaining regulatory approval for and commercialization of human therapeutic treatments and uses, Field of Use shall not include veterinary uses.

ARTICLE 2—ROYALTY PAYMENTS AND REPORTS

2.1 Minimum Royalty. Beginning in the calendar year during which Revenue is first received for a Licensed Product, Licensee shall pay to Licensor a minimum annual royalty of two hundred fifty thousand dollars ($250,000). In the event the earned royalty in any calendar year exceeds the minimum royalty payment due for that calendar year, the excess amount shall be credited to any deficiency in the minimum annual royalty payment due in subsequent years. Payment of unearned royalty in any given year shall be credited to earned royalty in any subsequent year. In any event, all earned royalty shall be paid.

2.2 Earned Royalty. Licensee agrees to pay to Licensor eight percent (8.0%) of the following consideration actually received in the aggregate by Licensee:

(i) Net Sales Price; and

(ii) Revenue, excluding any commercial sales accounted for in the Net Sales Price

(collectively, (i) and (ii) being the “Royalties”), where the term “milestone revenue” as used in Section 1.5 (Revenue) refers to consideration paid to Licensee, by any third party, upon the first achievement of any developmental or regulatory approval event as to all Licensed Product(s).

2.3 Sublicensees. To the extent Licensee grants a sublicense to any third party, and receives Revenue therefrom, then Licensee agrees to pay to Licensor eight percent (8.0%) of Revenue received in the aggregate by Licensee from all such sublicensees, to the extent such Revenue has not been accounted for in Section 2.1(ii). For clarity, Licensee will owe at most eight percent (8.0%) of all consideration collectively received from all commercial sales and all third parties under all sections of this Article 2.

2.4 Term of Royalty Obligations. The Royalties specified in Section 2.2 shall commence on the Effective Date, and shall continue, on a product-by-product basis until the later of i) the date of expiration of the last to expire patent covering Licensed Products, or ii) the date of expiration of the last strategic partnership/sublicensing agreement covering Licensed Products.

2.5 Payments of Royalties. Royalties shall be paid no later than sixty (60) days following the end of the calendar quarter during which Licensed Products are sold and invoiced, or Revenues are received.

2.6 Place of Payment. Licensee agrees to pay the respective amounts contemplated by Article 2 to Licensor at the respective addresses listed hereinabove, or at such other places as Licensor may specify from time to time, in United States dollars and through a United States bank as designated by Licensor.

2.7 No Duplicate Royalties. No royalty shall be paid twice on a Licensed Product.

2.8 Interest. All payments due hereunder that are not paid when due and payable as specified in this Agreement shall bear interest at an accrual rate equal to the prime rate for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 5%, compounded monthly from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

2.9 Right to Documentation. Upon request, Licensor shall have the right to request reasonable documentation of Licensee’s calculations to determine Royalties and to request discussion of such calculations with appropriate representatives of Licensee.

2.10 Records Retention and Audits. Licensee agrees to keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the Royalties to be paid in Article 2 hereof, and Licensee further agrees to permit its books and records to be examined from time to time to the extent necessary to verify such Royalties, such examination to be made at the expense of Licensor by any auditor appointed by any of Licensor who shall be acceptable to Licensee, or by a certified public accountant appointed by Licensor; provided that only those Royalties paid by Licensee within the two (2) year period immediately preceding the start of the audit, and their supporting records, files, and books of account will be subject to audit.

ARTICLE 3—GRANT OF LICENSE AND RIGHT TO SUBLICENSE

3.1 Grant of Exclusive License. In consideration of and subject to payment of costs and royalties under Article 2 hereof, Licensor hereby grants to Licensee an exclusive license under the Patent Rights to use, sell and offer to sell Licensed Products in the Licensed Territory and solely in the Field of Use during the Term of Agreement.

3.2 Grant of Non-exclusive License. In consideration of and subject to payment of costs and royalties under Article 2 hereof, Licensor further grants to Licensee a nonexclusive license to make and have made Licensed Products anywhere in the world; provided, however, that any Licensed Products manufactured outside the Licensed Territory may only be imported for use and sale in the Licensed Territory and solely in the Field of Use during the Term of Agreement.

3.3 Right to Sublicense. The licenses granted in Sections 3.1 and 3.2 include the right of Licensee to grant corresponding Sublicenses to third parties during the Term of Agreement.

ARTICLE 4—PATENT MARKING

4.1 Patent Marking. Licensee agrees that all Licensed Products sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with applicable law, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly, or by virtual marking to the extent permitted by law.

ARTICLE 5—PATENT ENFORCEMENT

5.1 IP Enforcement. Licensee shall have the primary right, but not the obligation, to take action in its own name to secure the cessation of any infringement or misappropriation or to enter suit against the infringer in the Licensed Territory and in the Field of Use. Any such action will be at Licensee’s expense, employing counsel of its own choosing. If Licensee elects not to exercise its right to prosecute or take other appropriate action in connection with an infringement or misappropriation of the Patents Rights or fails to take any such action within sixty (60) days of first receiving notice of such infringement or misappropriation, Licensor may do so at its own expense, controlling such action. In the event of any infringement or misappropriation suit against a third party brought by either Party pursuant to this Section, the Party so proceeding shall pay to the other Party all of its costs and expenses (but not attorney’s fees) in connection with such action and such other Party shall join in and reasonably cooperate with respect to such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.).

ARTICLE 6—PATENT PROSECUTION

6.1 IP Procurement. Licensor will have sole control over the filing, prosecution, maintenance, and management of any and all issued patents and pending and future patent applications encompassing the Patent Rights, as of the Effective Date of this Agreement. Licensor will select all outside counsel for prosecution of the Patent Rights and such counsel will represent Licensor in such prosecution. Licensor will keep Licensee fully informed, at Licensee’s expense, of all prosecution related actions, including submitting to Licensee copies of all official actions and responses, and will reasonably cooperate with Licensee to whatever extent is reasonably necessary to provide Licensee the full benefit of the license granted herein. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights and permit a reasonable amount of time for each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Patent Rights, which comments and suggestions will be considered by the other party.

6.2 Reimbursement of Prosecution Costs. Licensee shall reimburse Licensor for all expenses as Licensor incurs those expenses relating to the preparation, filing, prosecution and maintenance of the Patent Rights for so long as the Agreement remains in effect. All payments due pursuant to this Section 6.2 shall be made within thirty (30) days of Licensor’s delivery of an invoice for such charges.

6.3. Licensor Patents. If Licensor desires to cease paying any maintenance fees for any patent falling within the Patent Rights, it shall give Licensee not less than forty-five (45) days’ prior written notice of such intention. The notice shall identify the patent in question, the fees or steps needed and the time by which they must be paid or taken. Licensee shall then have the right, but not the obligation, within thirty (30) days of receiving such notice, to elect by written notice to take over ownership and maintenance at its cost; thereafter, Licensor shall enter into an assignment of that patent or application and all rights thereunder to Licensee.

6.4 Licensor Patent Applications. If Licensor desires to abandon the prosecution of any patent application falling within the Patent Rights, it shall give Licensee written notice of such intention not less than forty-five (45) days prior to the applicable fee payment or abandonment deadline. The notice shall identify the application in question, the fees or steps needed and the time by which they must be paid or taken. Licensee shall then have the right, but not the obligation, within thirty (30) days of receiving such notice, to elect by written notice to take over ownership and prosecution at its cost; thereafter, Licensor shall enter into an assignment of that patent application and all rights thereunder to Licensee. Licensee shall only pursue claims to the Licensed Product in the Field of Use in any applications assigned under Section 6.4.

ARTICLE 7—PRODUCT DEVELOPMENT AND COMMERCIALLY REASONABLE EFFORTS

7.1 Product Development. Licensee acknowledges that it will be solely responsible for clinical development of the Licensed Product and, if commercially feasible, commercialization of the Licensed Product, including obtaining all regulatory approvals.

7.2 Commercially Reasonable Efforts. Licensee shall take such steps as are commercially reasonable to further the clinical development of the Licensed Product and to bring the Licensed Product to practical application within the Field of Use, provided that Licensee reasonably believes that the Licensed Product is safe and effective as determined by successfully meeting its predetermined endpoints in its clinical trials, and provided that Licensee receives necessary regulatory approvals to continue development and reach the market for the Licensed Product in the Licensed Territory. Licensee shall keep Licensor informed in writing during the clinical development period on at least a semiannual basis of Licensee’s efforts and results with regard to continuing development of the Licensed Product. Licensee agrees that if and/or when it or its subsidiary sublicenses the Licensed Product to a third party for commercialization, Licensee shall include provisions in the sublicense agreement to obligate the Sublicensee to continue the clinical development of the Licensed Product in a commercially reasonable manner, provided that Licensee and/or Sublicensee receives necessary regulatory approvals to continue development and reach the market for the Product in the Licensed Territory. The sublicense agreement shall also provide that in the event that the Sublicensee no longer uses commercially reasonable efforts to advance the clinical development of the Licensed Product for reasons other than safety, lack of efficacy or lack of necessary regulatory approvals, as provided above, Licensee shall have the right to either terminate the license agreement or convert an exclusive license to a non-exclusive license so that License may seek other sublicensees.

ARTICLE 8—TERM AND TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect until the last to expire of the Patent Rights (the “Term”), unless earlier terminated in accordance with the provisions of this Article 8.

8.2 Termination Rights. Licensee may terminate this Agreement at any time during the Term upon thirty (30) days’ prior written notice to Licensor.

8.3 Termination for Insolvency. Licensor may terminate this Agreement immediately, if Licensee (a) becomes insolvent or is unable to pay its debts when due, (b) files a petition in bankruptcy, reorganization or similar proceedings (and if filed against, such petition is not removed within thirty (30) days), (c) discontinues its business, or (d) a receiver is appointed or there is an assignment for the benefit of Licensee’s creditors.

8.4 Termination for Breach; Other Termination. In the event that (i) either Party commits a material breach of its obligations under this Agreement, excluding Licensee’s obligation under Section 7.2 hereof to use commercially reasonable efforts to develop the Licensed Product, or (ii) Licensee fails to pay any amount to Licensor hereunder when such amount is due and payable, and the breaching Party fails to cure that breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party. In the event that Licensee breaches its obligation under Section 7.2 hereof to use commercially reasonable efforts to develop the Licensed Product and fails to cure that breach within one hundred and twenty (120) days after receiving written notice thereof from Licensor, Licensor may terminate this Agreement immediately upon written notice to Licensee.

ARTICLE 9—MISCELLANEOUS

9.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

9.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred without the prior written consent of the other Party; provided however, that each Party will have the right to assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of the Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. Notwithstanding the foregoing, any such assignment will not relieve the Party of the Party’s responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement are binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement will be null and void ab initio.

9.3 Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and neither Party intends to create a benefit in favor of any third party.

9.4 Amendment. This Agreement may not be amended except in writing by all of the Parties. This Agreement may be signed in counterparts, each of which when taken together, will constitute one and the same instrument.

9.5 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

9.6 Governing Law. This Agreement shall be governed by the laws of Florida and the laws of the United States of America as applicable, and any dispute between the Parties with respect to this Agreement shall be subject to the jurisdiction of the Florida Courts.

9.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.8 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party or beneficiary for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, pandemic, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six (6) months.

9.9 DISCLAIMER OF WARRANTIES. THE PARTIES MAKE NO REPRESENTATION OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES THAT ANY PRODUCT OR SERVICES MADE, USED, SOLD OR OTHERWISE DISPOSED OF IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES.

9.10 Notice. All notices required or permitted by this Agreement shall be in writing and shall be given by first class postage pre-paid mail, via electronic mail with receipt verification, or by facsimile transmission, effective in each case upon the date of mailing or facsimile transmission thereof to the parties addressed as follows:

If to Licensor:	If to Licensee:

MIRALOGX LLC	SKNY PHARMACEUTICALS, INC.
900 West Platt St., Suite 200	900 West Platt St., Suite 200
Tampa, FL 33606	Tampa, FL 33606
Attn: CFO	Attn: CEO

or to such other address as the party to receive such notice shall have designated by written notice to the other party hereto.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

MIRALOGX LLC (Licensor)

/s/ Jonny Williams, Jr.

Name:	Jonnie Williams, Jr.

Title:	Manager

SKNY PHARMACEUTICALS, INC. (Licensee)

/s/ Kelly Stackpole

Name:	Kelly Stackpole

Title:	CEO

SCHEDULE A – PATENT RIGHTS

Country	Application No.	Filed	Title

WO	PCT/US25/17127	2/25/2025	SYNTHETIC CANNABINOID ANALOGS, PHARMACEUTICAL COMPOSITIONS, AND METHODS OF TREATING ANXIETY AND OTHER DISORDERS

US	63/653,326	5/30/2024	SYNTHETIC CANNABINOID ANALOGS, PHARMACEUTICAL COMPOSITIONS, AND METHODS OF TREATING BACTERIAL INFECTIONS AND VIRAL INFECTIONS